Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

Contact:	Paul Caminiti/Carrie Bloom Citigate Sard Verbinnen 212-687-8080

AMENDED DEBT CONVERSION AGREEMENT
AND PRIVATE PLACEMENT CONSUMMATED

     NEW YORK, NY, March 11, 2005 – Ladenburg Thalmann Financial Services Inc. (AMEX: LTS) announced today that it has closed the previously announced Amended and Restated Debt Conversion Agreement with Frost-Nevada Investments Trust and New Valley Corporation, the former holders of Ladenburg’s senior convertible promissory notes, and Ladenburg’s private financing. At the closing, Frost-Nevada and New Valley converted $18,010,000 aggregate principal amount of senior convertible promissory notes, together with accrued interest of $4,689,107, into 51,778,678 shares of common stock of Ladenburg. Frost-Nevada and New Valley also each purchased 11,111,111 shares of common stock from Ladenburg for $5,000,000, or $0.45 per share. Ladenburg also announced that Mark D. Klein, who, effective April 1, 2005, will become Ladenburg’s President and Chief Executive Officer and the Chairman and Chief Executive Officer of Ladenburg Thalmann & Co. Inc., purchased 2,222,222 shares of common stock for $1,000,000, or $0.45 per share.

     About Ladenburg Thalmann

     Ladenburg Thalmann Financial Services is engaged in retail and institutional securities brokerage, investment banking and asset management services through its principal operating subsidiary, Ladenburg Thalmann & Co. Inc. Founded in 1876 and a New York Stock Exchange member since 1879, Ladenburg Thalmann & Co. is a full service investment banking and brokerage firm based in New York City, with regional offices in Boca Raton, Florida; Los Angeles, California; Irvine, California; and Melville, New York. Ladenburg provides various services including corporate finance, asset management, brokerage, trading and research, principally for middle market and emerging growth companies and high net worth individuals.

# # #